DENTSPLY INTERNATIONAL INC.
RESTRICTED STOCK UNIT DEFERRAL PLAN

ARTICLE 1
Purposes

The purpose of this Restricted Stock Unit Deferral Plan is to provide certain officers and directors of DENTSPLY INTERNATIONAL INC.(the “Company”) the opportunity to defer the receipt of shares of Common Stock otherwise issued upon the vesting of Restricted Stock Units granted to such officers and directors under the 2002 Dentsply International Inc. Amended & Restated Equity Incentive Plan and the Amended and Restated DENTSPLY International Inc. 2010 Equity Incentive Plan (each an “Equity Plan” and together the “Equity Plans”). All capitalized terms used in the Plan shall have the meanings set forth in Article 2.

ARTICLE 2
Definitions

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of the Company, par value $0.01.

“Company” means DENTSPLY International Inc., a Delaware corporation.

“Deferral Account” means a bookkeeping account in the name of a Participant maintained pursuant to Article 6.

“Deferral Election” means an election by a Participant, in accordance with Article 5, to defer the receipt of shares of Common Stock otherwise issued to such Participant upon the vesting of Restricted Stock Units held by such Participant.

“Deferred Stock Unit” means a bookkeeping unit credited to a Participant’s Deferral Account having a value equal to one share of Common Stock.

“Effective Date” means February 5, 2007.

“Participant” means an eligible executive who makes a Deferral Election under the Plan.

“Plan” means this Restricted Stock Unit Deferral Plan.

“Restricted Stock Units” means restricted stock units granted by the Company under an Equity Plan, each of which represents a right to receive a share of Common Stock upon the satisfaction of applicable vesting conditions.

“Settlement Date” shall have the meaning set forth in Section 7.1.

“Termination Date” means the date on which a Participant ceases service as an employee of the Company or any of its subsidiaries or as a member of the Board.

ARTICLE 3
Administration

The Plan shall be administered by the Human Resources Committee of the Board (the “Committee”). The Committee shall interpret the Plan and the application thereof, and establish rules and regulations it deems necessary or desirable for the administration of the Plan. All such interpretations, rules and regulations shall be final, binding and conclusive.

ARTICLE 4
Eligibility

Each member of the Board and each employee of the Company or any of its subsidiaries who is assigned to Grant Tier 1 through Tier 7 in the Committee’s administration of the Equity Plans may elect to participate in the Plan by submitting a Deferral Election in accordance with Article 5.

ARTICLE 5
Deferral of Awards

Not later than the earlier to occur of (i) 30 days after the date on which a Restricted Stock Unit award is granted to a Participant and (ii) 12 months prior to the first date on which any of the Restricted Stock Units subject to such award are scheduled to vest, such Participant may elect, in the form and manner prescribed by the Company, to defer the receipt of the shares of Common Stock subject to such award to a date subsequent to the date on which such Restricted Stock Units become vested, as follows:

a)
Participants will have the option to defer all or part of each RSU award for a period of one year, three years, five years, or until retirement or Termination Date. Such deferral election will apply to the entire portion of the RSU that is deferred, i.e. a deferral cannot be split into multiple future distribution dates.

b)	The deferral period begins upon vesting.

c)	All deferrals are irrevocable.

d)	A separate election must be submitted with respect to each Restricted Stock Unit award granted to and deferred by a Participant.

ARTICLE 6
Deferral Accounts

Section 6.1. Deferral Account . A Deferral Account shall be established and maintained by the Company on behalf of each Participant who submits a Deferral Election in accordance with Article 5. Upon the vesting of each Restricted Stock Unit that is subject to a Participant’s Deferral Election, such Participant’s Deferral Account shall be credited with a fully vested and nonforfeitable Deferred Stock Unit. To the extent that Restricted Stock Units held by a Participant are forfeited, any Deferral Election with respect to such Restricted Stock Units shall terminate and have no effect. If the Company shall pay a dividend on shares of Common Stock that are issued and outstanding, an amount equal to the amount of the dividend payable on each share of Common Stock multiplied by the number of Deferred Stock Units credited to each Participant’s Deferral Account as of the record date for such dividend shall be credited to such Participant’s Deferral Account and be deemed invested in additional whole or partial Deferred Stock Units.

ARTICLE 7
Distribution of Deferred Share Units

Section 7.1. Time of Distribution. Distribution of deferred accounts will be made within thirty (30) days of the expiration of the applicable deferral period (the “Settlement Date”); provided that if Participant has deferred until his or her Termination Date, such payment shall be made as soon as practicable after the six-month anniversary of the Participant’s Termination Date.

Section 7.2. Form of Payment. The payment with respect to Deferred Stock Units shall be in whole shares of Common Stock, and any fractional shares shall be paid in cash.

ARTICLE 8
Payment Upon Death of a Participant

Section 8.1. Payment to Beneficiary. In the event a Participant dies before all Deferred Stock Units credited to his or her Deferral Account have been paid, payment of the remainder of the Participant’s Deferral Account shall be paid to the Participant’s beneficiary in a single lump sum payment as soon as administratively practicable after the date of the Participant’s death.

ARTICLE 9
General

Section 9.1. Relationship to Equity Plans. Restricted Stock Unit awards, including any such awards that are deferred hereunder, shall be subject to the terms and conditions of the Equity Plan under which such awards are granted, and the applicable award agreement thereunder.

Section 9.2. Tax Withholding. As a condition precedent to the receipt of any shares of Common Stock or other payment pursuant to the Plan, the Participant shall pay to the Company, at such times as the Company shall determine, such amounts as the Company shall deem necessary to satisfy any withholding taxes due on income that the Participant recognizes as a result of the payment of the Deferred Share Units. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, its affiliates and subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

Section 9.3. Effective Date; Termination. This Plan shall be effective as of the Effective Date. The Committee may terminate this Plan at any time. Termination of this Plan shall not affect the payment of any amounts credited to a Participant’s Deferral Account.

Section 9.4. Amendments. The Committee may amend this Plan as it shall deem advisable, subject to any requirements of applicable law, rule or regulation.

Section 9.5. Non-Transferability of Benefits. No benefit payable at any time under the Plan may be assigned, alienated, pledged or transferred except, in the event of a Participant’s death, to his beneficiary.

Section 9.6. Adjustment. The number of Deferred Stock Units credited to a Participant’s Deferral Account shall be subject to adjustment in accordance with the terms of the applicable Equity Plan.

Section 9.7. Compliance with Section 409A of Code. This Plan is intended to comply with the provisions of section 409A of the Code, and shall be interpreted and construed accordingly. In the event that, notwithstanding such intention, the Plan or any provision thereof fails to meet the requirements of Section 409A of the Code and the regulations promulgated thereunder, then the Company or the Committee may permit the acceleration of the time for distribution of shares hereunder, notwithstanding any of the other provisions of the Plan, but any such accelerated payout may not exceed the amount required to be included in the Participant’s income as a result of the failure to comply with the requirements of Section 409A and the regulations promulgated thereunder. For purposes of this provision, an amount will be deemed to have been included in a Participant’s income if the amount is timely reported on Form W-2 or Form 1099-MISC, as appropriate.

Section 9.8. Governing Law. This Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

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